Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

between

WELLS FARGO & COMPANY

and

THE BANK OF NEW YORK MELLON, AS TRUSTEE

Dated as of January 26, 2021

SUPPLEMENTAL TO INDENTURE

DATED AS OF JANUARY 31, 1997

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of January 26, 2021 (this “Third Supplemental Indenture”), between WELLS FARGO & COMPANY, a Delaware corporation and successor to Wachovia Corporation, a North Carolina corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as successor as trustee to The First National Bank of Chicago, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Junior Subordinated Indenture, dated as of January 31, 1997 (the “Base Indenture” and as heretofore amended and supplemented from time to time, the “Indenture”);

WHEREAS, Section 9.1 of the Base Indenture provides that, without the consent of any Holders, the Issuer, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Indenture to add to the covenants of the Issuer for the benefit of the Holders of all or any series of Securities (and if such covenants are to be for the benefit of less than all series of Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon the Issuer;

WHEREAS, the entry into this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, the Issuer has requested and hereby requests that the Trustee join with it in the execution of this Supplemental Indenture and all acts and all things necessary to make this Third Supplemental Indenture a legal, valid and binding obligation of the Issuer, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done and performed.

NOW, THEREFORE:

In consideration of the premises herein set forth, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders (the “Covered Debtholders”) of the Floating Rate Junior Subordinated Deferrable Interest Debentures due January 15, 2027 series of Securities (the “Covered Debt”), and solely for the benefit of such Holders and not for the benefit of any other Holders of any other series of Securities:

ARTICLE I

COVENANT

SECTION 1.1          Covenant.

The Issuer hereby promises and covenants to and for the benefit of the Covered Debtholders that the Issuer will repurchase or redeem the 3.90% Fixed Rate Reset Non-

Cumulative Perpetual Class A Preferred Stock, Series BB of the Issuer (the “Shares”), only if and to the extent that the total redemption or repurchase price of the Shares is equal to or less than the New Equity Amount as of the date of redemption or repurchase. The Issuer agrees that, for so long as the Covered Debt is held by Wachovia Capital Trust II, a Delaware statutory trust (the “Trust”), without regard to Article V of the Base Indenture, a holder of the securities issued by the Trust may enforce (including by instituting legal proceedings) the Issuer’s agreement in this Section 1.1 directly against the Issuer as though such holder owned the Covered Debt directly. The Trustee shall have no responsibility to calculate or determine any redemption or repurchase price of the Shares or to ascertain or monitor compliance by the Issuer with any of its promises or covenants under this Section 1.1.

SECTION 1.2          Definitions.

Each capitalized term used and not defined in this Third Supplemental Indenture (including in the Recitals) shall have the meaning given thereto in the Indenture. In addition, as used in this Third Supplemental Indenture:

“Explicit Replacement Covenant” means, as to any Qualifying Preferred Stock, that the Issuer has made a covenant that the Issuer will redeem or repurchase such Qualifying Preferred Stock only if and to the extent that the total redemption or repurchase price is equal to or less than the New Equity Amount as defined herein but as applied to such Qualifying Preferred Stock instead of to the Shares, and that the Issuer’s Board of Directors has reasonably determined, after consultation with counsel, that such covenant is binding on the Issuer for the benefit of one or more classes of the Issuer’s long-term indebtedness for money borrowed.

“New Equity Amount” means, on any date, the sum of (i) 133.33% of the aggregate net cash proceeds received by the Issuer or its Subsidiaries during the 180 days prior to such date from the issuance and sale of common stock of the Issuer plus (ii) 100% of the aggregate net cash proceeds received by the Issuer or its Subsidiaries during the 180 days prior to such date from the issuance of Qualifying Preferred Stock.

“Qualifying Preferred Stock” means non-cumulative, perpetual preferred stock of the Issuer ranking pari passu with or junior to the Shares, that, as reasonably determined in good faith by the Issuer’s Board of Directors, (x) the Issuer shall not have any obligation to redeem at the election of its holders or otherwise, (y) either by its terms or when taken together with any related transaction agreements includes an Explicit Replacement Covenant and (z) is of a type that qualifies as “tier 1 capital” for bank holding companies under the risk-based capital rules of the Board of Governors of the Federal Reserve System applicable to bank holding companies, as amended from time to time and including any successor capital regulations applicable to bank holding companies.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

ARTICLE II

MISCELLANEOUS

SECTION 2.1          Further Assurances.

The Issuer will execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Third Supplemental Indenture.

SECTION 2.2          Other Terms of the Indenture.

Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture, including but not limited to any rights and protections of the Trustee therein, are in all respects ratified and confirmed and shall remain in full force and effect. This Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 2.3          Effectiveness.

Upon execution and delivery of this Third Supplemental Indenture by the Issuer and the Trustee, this Supplemental Indenture shall become effective as of the date hereof.

SECTION 2.4          Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.5          Successors and Assigns.

All covenants and agreements in this Third Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

SECTION 2.6          Separability.

In case any provision of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7          Governing Law.

This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of such State, (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such statute).

SECTION 2.8          Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture may be executed by any electronic signature in accordance with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time.

The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. The exchange of copies of this Third Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Third Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Third Supplemental Indenture or the Securities to the contrary notwithstanding, for the purposes of the transactions contemplated by this Supplemental Indenture, the Securities and any document to be signed in connection with the Indenture or the Notes (including the Securities and amendments, supplements, waivers, consents and other modifications, Officers’ Certificates, Issuer Orders and Opinions of Counsel and other documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

SECTION 2.9          The Trustee.

The recitals and statements contained herein shall be taken as the recitals and statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same and the Trustee does not make any representation with respect to such matters. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Third Supplemental Indenture.

SECTION 2.10        FATCA.

Solely for the avoidance of doubt, the Issuer hereby represents and warrants that this Third Supplemental Indenture will not result in a material modification of any Debt Security Outstanding for purposes of the Foreign Account Tax Compliance Act (FATCA).

*[Signature Pages to Follow]*

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/s/ Bryant Owens
	Name:	Bryant Owens
	Title:	Senior Vice President and
Assistant Treasurer

[Third Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Third Supplemental Indenture]